Exhibit 99.1

FOSSIL GROUP, INC. REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Delivers positive operating income

Second quarter 2025 worldwide net sales totaled $220 million

Gross margin expanded 490 basis points to 57.5%

Second quarter operating income of $8 million and operating margin of 3.9%; constant currency adjusted operating income of $4 million and constant currency adjusted operating margin of 1.7%

Raises full year 2025 guidance

Richardson, TX, August 13, 2025 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fiscal second quarter ended July 5, 2025. In a separate press release today, the Company also announced a comprehensive refinancing plan to strengthen its balance sheet and increase liquidity.

“Our second quarter outperformance and continuing momentum reinforces the strength of our turnaround plan,” said Franco Fogliato, CEO. “We delivered a third consecutive quarter of positive adjusted operating income supported by a healthy gross margin profile and an improving cost structure. We are particularly pleased to have announced a comprehensive refinancing plan that we believe will meaningfully strengthen our financial position and create additional runway to support our turnaround and growth plans.”

“Looking at the second half of the year, we are focusing on key brand building initiatives around product, marketing and customer experience, including the upcoming launch of our global campaign featuring Fossil’s celebrity brand ambassador, Nick Jonas. Our teams continue to deliver strong execution across our turnaround pillars, resulting in better than expected year-to-date performance. We are pleased that this strong operating and financial momentum positions us to raise our top and bottom line outlook for full year 2025 as we make further progress toward building long-term shareholder value.”

Second Quarter 2025 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $220.4 million, a decrease of 15.2% on a reported basis and 15.8% in constant currency compared to $260.0 million in the second quarter of fiscal 2024. The sales decrease was largely driven by overall category, consumer and channel softness. Declines in smartwatch sales resulting from our exit of the category, and our store rationalization initiatives comprised approximately 6 points of the sales decline in the second quarter. Net sales in constant currency declined 19% in the Americas, 14% in Europe and 12% in Asia. Wholesale sales in constant currency declined 6%, while our direct to consumer sales decreased 30%. Within our direct to consumer channels, comparable retail sales declined 23%. In our major product categories, traditional watch sales decreased 8% in constant currency in the second quarter compared to the prior year period. The leathers category decreased 39% and jewelry sales declined 22% in constant currency during the second quarter. From a brand lens, the majority of the brands in our portfolio decreased in the second quarter.

•Gross profit totaled $126.7 million, a decline of 7.4% compared to $136.9 million in the second quarter of 2024. Gross margin increased 490 basis points to 57.5% versus 52.6% in the second quarter of 2024. The year-over-year increase primarily reflects improved product margins in our core categories driven by sourcing initiatives, our exit from the smartwatch category, and reduced freight costs. These favorable impacts were partially offset by increased tariffs.

•Operating expenses totaled $118.2 million, down 30.8% compared to $170.9 million a year ago. As a percentage of net sales, operating expenses were 53.7% in the second quarter of 2025 compared to 65.7% in the prior year second quarter. Operating expenses in the second quarter of 2025 were favorably impacted by an $11 million gain on the sale of our European warehouse and included $7.3 million of restructuring costs, primarily related to professional services and employee costs. Operating expenses in the second quarter of 2024 included $16.7 million of restructuring costs. SG&A expenses were $110.9 million, down 27.8% compared to the second quarter of 2024, primarily driven by cost reductions and efficiencies gained through our restructuring programs. As a percentage of net sales, SG&A expenses were 50.3% in the second quarter of 2025 compared to 59.1% in the prior year second quarter.

•Operating income (loss) was $8.5 million compared to $(34.0) million in the second quarter of 2024. Operating margin was 3.9% in the second quarter of 2025 compared to (13.1)% in the prior year second quarter. Adjusted operating income totaled $3.8 million compared to adjusted operating loss of $17.0 million in the second quarter of 2024. Adjusted operating margin was 1.7% in the second quarter of 2025 compared to (6.5)% in the prior year second quarter.

•Interest expense increased to $4.3 million compared to $4.1 million in the second quarter of 2024.

•Other income (expense) was expense of $0.1 million compared to income of $1.5 million in the second quarter of 2024, reflecting decreased interest income and net currency losses in the second quarter of 2025 as compared to net currency gains in the prior year second quarter.

•Income (loss) before income taxes was $4.1 million compared to $(36.6) million in the second quarter of 2024.

•Adjusted EBITDA was $7.0 million, or 3.2% of net sales in the second quarter of 2025 and $(11.7) million, or (4.5)% of net sales in the prior year quarter.

•Provision (benefit) for income taxes was an expense of $6.2 million, resulting in an effective income tax rate of 150.9% compared to an expense of $2.2 million and an effective tax rate of (6.0)% in the prior year. The effective tax rate in the second quarter of 2025 differed from the prior year second quarter primarily due to a change in the Company’s global mix of earnings.

•Net loss totaled $2.3 million with net loss per diluted share of $0.04, which compares to net loss of $38.8 million and net loss per diluted share of $0.73 in the prior year second quarter. Adjusted net loss for the second quarter was $5.6 million with adjusted net loss per diluted share of $0.10 compared to adjusted net loss of $25.1 million with adjusted net loss per diluted share of $0.47 in the prior year second quarter.

Balance Sheet Summary

As of July 5, 2025, the Company had total liquidity of $110.6 million, including $109.9 million of cash and cash equivalents and $0.7 million of availability under its revolving credit facility. Inventories at the end of the second quarter of 2025 totaled $178.1 million, a decrease of 11.9% versus a year ago. Total debt was $179.0 million.

Outlook

The Company is raising financial guidance for full year 2025 to reflect the strength of year-to-date results and continuing progress under its turnaround plan.

•Worldwide net sales are expected to decline in the mid-teens, which compares to prior guidance of a decline in the mid to high teens.
•Adjusted operating margin(1) is expected to be break even to slightly positive, which compares to prior guidance of negative low single digits.

Worldwide net sales guidance includes an expected impact of approximately $45 million related to retail store closures and excludes potential asset sales. Worldwide net sales and adjusted operating margin guidance exclude impacts from foreign currency.

(1) A reconciliation of adjusted operating income, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating income.

Safe Harbor

Certain statements contained herein that are not historical facts, including, but not limited to, statements regarding our outlook, expected financial position, TAG Plan benefits and expenses, liquidity and strategic review, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty, the effect of worldwide economic conditions; the effect of any pandemics; risks related to the success of our restructuring program; the failure to meet the continued listing requirements of Nasdaq; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; a data security or privacy breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from inflation, a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; any impact of minimum royalty commitments in excess of royalties payable on actual sales; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 27 Weeks Ended	For the 26 Weeks Ended
($ in millions, except per share data):	July 5, 2025	June 29, 2024	July 5, 2025	June 29, 2024
Net sales	$220.4	$260.0	$453.7	$514.9
Cost of sales	93.7	123.1	184.0	244.6
Gross profit	126.7	136.9	269.7	270.3
Gross margin	57.5%	52.6%	59.5%	52.5%
Operating expenses:
Selling, general and administrative expenses	110.9	153.6	244.8	305.9
Other long-lived asset impairments	—	0.6	0.1	1.0
Restructuring charges	7.3	16.7	23.1	26.7
Total operating expenses	$118.2	$170.9	$268.0	$333.6
Total operating expenses (% of net sales)	53.7%	65.7%	59.1%	64.8%
Operating income (loss)	8.5	(34.0)	1.7	(63.3)
Operating margin	3.9%	(13.1)%	0.4%	(12.3)%
Interest expense	4.3	4.1	8.8	9.2
Other income (expense) - net	(0.1)	1.5	(3.3)	5.3
Income (loss) before income taxes	4.1	(36.6)	(10.4)	(67.2)
Provision (benefit) for income taxes	6.2	2.2	9.6	(3.9)
Less: Net income attributable to noncontrolling interest	0.2	—	(0.1)	(0.1)
Net income (loss) attributable to Fossil Group, Inc.	$(2.3)	$(38.8)	$(19.9)	$(63.2)
Earnings per share:
Basic	$(0.04)	$(0.73)	$(0.37)	$(1.20)
Diluted	$(0.04)	$(0.73)	$(0.37)	$(1.20)
Weighted average common shares outstanding:
Basic	53.6	52.9	53.4	52.7
Diluted	53.6	52.9	53.4	52.7

Consolidated Balance Sheet Data ($ in millions):	July 5, 2025	June 29, 2024
Assets:
Cash and cash equivalents	$109.9	$104.9
Accounts receivable - net	122.2	133.1
Inventories	178.1	202.1
Other current assets	83.4	102.3
Total current assets	$493.6	$542.4
Property, plant and equipment - net	$38.3	$47.2
Operating lease right-of-use assets	122.1	140.2
Intangible and other assets - net	50.5	55.9
Total long-term assets	$210.9	$243.3
Total assets	$704.5	$785.7

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$256.4	$277.1
Short-term debt	13.4	2.6
Total current liabilities	$269.8	$279.7
Long-term debt	$165.6	$156.5
Long-term operating lease liabilities	111.5	125.4
Other long-term liabilities	23.7	37.0
Total long-term liabilities	$300.8	$318.9
Stockholders’ equity	133.9	187.1
Total liabilities and stockholders’ equity	$704.5	$785.7

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales For the 13 Weeks Ended				Net Sales For the
	July 5, 2025			June 29, 2024	27 Weeks Ended July 5, 2025			26 Weeks Ended June 29, 2024
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$95.7	$1.4	$97.1	$119.6	$193.5	$4.0	$197.5	$229.6
Europe	67.2	(3.0)	64.2	74.8	144.5	(1.3)	143.2	153.6
Asia	57.4	0.1	57.5	65.2	114.8	1.5	116.3	130.7
Corporate	0.1	—	0.1	0.4	0.9	—	0.9	1.0
Total net sales	$220.4	$(1.5)	$218.9	$260.0	$453.7	$4.2	$457.9	$514.9

Product categories:
Watches:
Traditional watches	$178.4	$(0.5)	$177.9	$194.1	$363.1	$4.3	$367.4	$380.6
Smartwatches	1.4	—	1.4	8.4	5.4	—	5.4	17.3
Total watches	$179.8	$(0.5)	$179.3	$202.5	$368.5	$4.3	$372.8	$397.9
Leathers	16.9	(0.2)	16.7	27.2	34.1	—	34.1	54.7
Jewelry	19.4	(0.6)	18.8	24.2	41.7	(0.1)	41.6	50.5
Other	4.3	(0.2)	4.1	6.1	9.4	—	9.4	11.8
Total net sales	$220.4	$(1.5)	$218.9	$260.0	$453.7	$4.2	$457.9	$514.9

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income and gains on asset divestitures. We define Adjusted operating income (loss) as operating income (loss) before impairment expense, restructuring expense and gains on asset divestitures. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense, gains on asset divestitures and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2024		Fiscal 2025
($ in millions):	Q3	Q4	Q1	Q2	Total
Income (loss) before income taxes	$(25.8)	$(25.2)	$(14.5)	$4.1	$(61.4)
Plus:
Interest expense	4.9	4.9	4.5	4.3	18.6
Amortization and depreciation	3.8	3.8	3.4	3.0	14.0
Impairment expense	1.0	0.6	0.1	—	1.7
Other non-cash charges	(0.5)	3.7	0.2	(0.5)	2.9
Stock-based compensation	0.6	0.7	0.6	0.6	2.5
Restructuring expense	4.8	28.2	15.8	7.3	56.1
Restructuring cost of sales	—	7.5	—	—	7.5
Less:
Gains on asset divestitures	—	—	—	11.5	11.5
Interest income	1.1	1.1	1.0	0.3	3.5
Adjusted EBITDA	$(12.3)	$23.1	$9.1	$7.0	$26.9

	Fiscal 2023		Fiscal 2024
($ in millions):	Q3	Q4	Q1	Q2	Total
Income (loss) before income taxes	$(55.2)	$(27.8)	$(30.4)	$(36.6)	$(150.0)
Plus:
Interest expense	5.8	5.7	5.1	4.1	20.7
Amortization and depreciation	4.5	4.6	4.5	3.9	17.5
Impairment expense	0.6	1.3	0.4	0.6	2.9
Other non-cash charges	(0.2)	0.1	(0.1)	0.1	(0.1)
Stock-based compensation	1.5	1.1	1.0	0.6	4.2
Restructuring expense	16.0	15.5	10.1	16.7	58.3
Restructuring cost of sales	(1.3)	(1.3)	(0.2)	—	(2.8)
Less:
Interest income	1.0	0.9	1.1	1.1	4.1
Adjusted EBITDA	$(29.3)	$(1.6)	$(10.7)	$(11.7)	$(53.4)

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended July 5, 2025
($ in millions, except per share data):	As Reported	Restructuring Expenses	Gains on Asset Divestitures(1)	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$8.5	$7.3	$(11.5)	$4.3	$(0.5)	$3.8
Operating margin (% of net sales)	3.9%			2.0%		1.7%
Interest expense	(4.3)	—	—	(4.3)
Other income (expense) - net	—	—	—	—
Income (loss) before income taxes	4.1	7.3	(11.5)	(0.1)
Provision (benefit) for income taxes	6.2	1.5	(2.4)	5.3
Less: Net income attributable to noncontrolling interest	(0.2)	—	—	(0.2)
Net income (loss) attributable to Fossil Group, Inc.	$(2.3)	$5.8	$(9.1)	$(5.6)
Diluted earnings (loss) per share	$(0.04)	$0.11	$(0.17)	$(0.10)

	For the 13 Weeks Ended June 29, 2024
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$(34.0)	$0.6	$16.7	$(16.7)	$(0.3)	$(17.0)
Operating margin (% of net sales)	(13.1)%			(6.4)%		(6.5)%
Interest expense	(4.1)	—	—	(4.1)
Other income (expense) - net	1.5	—	—	1.5
Income (loss) before income taxes	(36.6)	0.6	16.7	(19.3)
Provision for income taxes	2.2	0.1	3.5	5.8
Less: Net income attributable to noncontrolling interest	0.1	—	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(38.8)	$0.5	$13.2	$(25.1)
Diluted earnings (loss) per share	$(0.73)	$0.01	$0.25	$(0.47)

	For the 27 Weeks Ended July 5, 2025
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	Gains on Asset Divestitures(1)	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$1.7	$0.1	$23.1	$(11.5)	$13.4	$0.7	$14.1
Operating margin (% of net sales)	0.4%				3.0%		3.1%
Interest expense	(8.8)	—	—	—	(8.8)
Other income (expense) - net	(3.3)	—	—	—	(3.3)
Income (loss) before income taxes	(10.4)	0.1	23.1	(11.5)	1.3
Provision (benefit) for income taxes	9.6	—	4.9	(2.4)	12.1
Less: Net income attributable to noncontrolling interest	0.1	—	—	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(19.9)	$0.1	$18.2	$(9.1)	$(10.7)
Diluted earnings (loss) per share	$(0.37)	$—	$0.34	$(0.17)	$(0.20)

	For the 26 Weeks Ended June 29, 2024
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$(63.2)	$(0.2)	$1.0	$26.7	$(35.7)	$(0.9)	$(36.6)
Operating margin (% of net sales)	(12.3)%				(6.9)%		(7.1)%
Interest expense	(9.2)	—	—	—	(9.2)
Other income (expense) - net	5.3	—	—	—	5.3
Income (loss) before income taxes	(67.1)	(0.2)	1.0	26.7	(39.6)
Provision for income taxes	(3.9)	—	0.2	5.6	1.9
Less: Net income attributable to noncontrolling interest	0.1	—	—	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(63.1)	$(0.2)	$0.8	$21.1	$(41.4)
Diluted earnings (loss) per share	$(1.20)	$—	$0.02	$0.40	$(0.78)

(1) Includes the gain on sale of our European distribution center and equipment from a Swiss manufacturing facility

Store Count Information

	June 29, 2024	Opened	Closed	July 5, 2025
Americas	120	0	19	101
Europe	69	0	17	52
Asia	69	3	11	61
Total stores	258	3	47	214

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